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                                                                    EXHIBIT 10.9


                         EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), effective as of the 1st day of March 2005 (the "Effective Date"), is entered into by and between Spark Networks plc, an English public limited company (the "Company"), with its registered office at 73 Abbey Road, London NW8 OAE, and Joe Shapira, an individual, residing at 3200 Toppington Dr., Beverly Hills, CA 90210 (the "Executive").

RECITALS:

        A. Whereas the Company and the Executive have previously entered into an Executive Employment Agreement dated December 1, 2000, as amended (including, without limitation, those amendments dated (i) December 27, 2001, (ii) July 15, 2003 and (iii) February 13, 2004) (the "2000 Employment Agreement").

        B. Whereas the Company and Executive each wish to terminate the 2000 Employment Agreement, in its entirety, and the replace it with this Agreement.

        C. Whereas the Company wishes to employ Executive as Chairman of the Board of Directors of the Company and Executive is willing to serve in such capacity under the terms of this Agreement.

In consideration of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound, the parties hereto agree as follows:

1. EMPLOYMENT. The Company and Executive hereby agree that Executive will be employed by the Company on the terms set forth in this Agreement and that the 2000 Employment Agreement and any related employment and/or compensation arrangements that Executive has with the Company, whether oral or written, shall terminate, in their collective entirety, on the date hereof.

2. TERM. The employment of Executive by the Company under this Agreement will commence on the Effective Date and shall continue until terminated as set forth in Section 5 of this Agreement.

3. POSITION AND DUTIES. Executive shall serve as Chairman of the Company's Board of Directors and shall have such responsibilities and authority commensurate with such position as may from time to time be assigned to Executive by the Board of Directors of the Company. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, however, that nothing contained herein shall preclude Executive from engaging in outside business activities that do not conflict with Executive's duties to the Company.

4. DIRECTORSHIP. Executive shall continue to serve as a Director for the Company while acting as Chairman of the Company's Board of Directors. The Company's Board of Directors shall determine the Board committee appointments, if any, that are appropriate for Executive in his capacity as a Board member. For the avoidance of doubt, during the term of this Agreement,


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Executive shall not be compensated for services as a Board member or for attendance at Board or Committee meetings.

5. COMPENSATION AND RELATED MATTERS.

        5.1 SALARY: The Company shall pay to Executive a salary at a rate of not less than US $350,000 per annum, which rate may be increased from time to time in accordance with normal business practices of the Company.

        5.2 SHARE OPTIONS. Executive shall retain all share options previously awarded to Executive and such options shall be exercisable on the terms set forth in any option agreements relating thereto. In addition, in connection with the execution of this Agreement, the Company shall grant Executive options to purchase up to 250,000 of the Company's ordinary shares (the "Options"). The exercise price per share shall equal the fair market value, per share, as quoted by the Frankfurt Stock Exchange on the Effective Date. The Options shall vest equally over eight (8) quarterly periods beginning three months after the Effective Date and ending on the second anniversary of the Effective Date. The Options shall contain a "Change of Control" provision whereby all unvested Options will vest if any person acquires a vested interest in more than 50% of the Company's then-outstanding shares. Executive shall be required to sign an option certificate between Executive and the Company and the vesting and exercise of the Options shall be subject to the terms of such option certificate and the Company's 2004 Share Option Scheme.

        5.3 VACATION. In addition to legal holidays observed by the Company, Executive shall be entitled to 20 days of paid vacation per year, which vacation days shall accrue and be useable by Executive in accordance with the Company's standard vacation policies. Upon termination of employment unused vacation days will be paid in accordance with the requirements of California law.

        5.4 EXPENSES. During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all travel and living expenses while away from home on business or at the request or and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. For the avoidance of doubt, Company shall reimburse Executive for the lowest-available business class airfare for all international flights greater than five (5) hours in duration that Executive is required to take in connection with Company business.

        5.5 HEALTH AND OTHER BENEFITS. The Company shall keep in full force and effect, and Executive shall be entitled to participate in all of the Company's executive benefit plans or arrangements, including (without limitation) health insurance, bonus pools, stock options and stock ownership programs. The Company shall not make any changes in such plans and arrangements which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executives of the Company.




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6. TERMINATION:

        6.1 TERMINATION WITHOUT CAUSE. Either party may terminate this Agreement without cause by giving to the other party thirty (30) days written notice.

        6.2 TERMINATION UPON DEATH OR DISABILITY. Executive's employment hereunder shall terminate upon his death. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of three consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder.

        6.3 TERMINATION BY COMPANY FOR CAUSE. The Company may terminate this Agreement "For Cause" at any time. For purposes of this Agreement "Cause" shall mean and include: (i) a material misappropriation of any monies or assets or properties of the Company, (ii) a material breach by the Executive of the terms of this Agreement that has not been cured within thirty (30) days after written notice to the Executive of such breach, (iii) the conviction of, or plea of guilty or nolo contendere, by the Executive to a felony or to any criminal offense involving the Executive's moral turpitude or (iv) gross negligence or willful misconduct of the Executive in connection with the material duties required by this Agreement.

        6.4 TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may terminate this Agreement for "Good Reason" at any time. Good Reason shall include (a) any material adverse change by Company in Executive's title, position, authority or reporting relationships with Company, (b) Company's requirement that Executive relocate to a location in excess of fifty (50) miles from Company's current office location or from any future office location acceptable to Executive; or (c) any material breach by Company of this Agreement which is not cured within thirty (30) days of written notice thereof by Executive to Company.

        6.5 SEVERANCE PAY. If Company terminates this Agreement without cause under Section 6.1 or if Executive terminates this Agreement for Good Reason under Section 6.4, Executive shall be entitled to receive Severance Pay from Company for a period of nine months following termination. The amount of Severance Pay to be paid to Executive each month shall be equal to Executive's monthly salary under Section 5.1 at the time the Agreement is terminated, less applicable payroll tax withholding. Severance pay shall be due and payable regardless of whether or not Executive becomes employed during such nine month period.

        6.6 RETURN OF COMPANY PROPERTY FOLLOWING TERMINATION. Upon termination for whatever reason, the Executive shall return all books, documents, papers, materials and any other property, including any Company vehicles (including the documentation pertaining thereto) which relates to the business of the Company (or any subsidiary, affiliated, or holding companies) which may be in the Executive's possession or under the Executive's power or control.

        7. NON-COMPETITION. As consideration for the Company to enter into this Agreement, the Executive shall not, during the term of this Agreement, for whatever reason, directly or



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indirectly, either as principal, agent, employee, employer, partner or in any other capacity, solicit or serve any customer of the Company, or engage in any business, which is substantially the same, or similar business as the Company, nor shall the Executive seek to entice away or disaffect any other employee of the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

8. CONFIDENTIALITY. Executive acknowledges that, in and as a result of his employment hereunder he will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports and lists of clients, as well as the nature and type of services rendered by the Company and the equipment and methods used by the Company. As a material inducement to the Company to enter into this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly divulge or disclose, for any purpose whatsoever other than as reasonably necessary to perform his employment duties, any of such confidential information which has been obtained by or disclosed to him as a result of his employment by the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, Executive and/or any and all persons directly or indirectly acting for or with him.

9. INDEMNIFICATION; INSURANCE. To the fullest extent permitted by the Company's charter documents and applicable law, the Company agrees to defend and indemnify Executive and hold Executive harmless against any liability that Executive incur within the scope of his service as an officer and director of the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance from a reputable and financially sound insurer with coverage limits of not less than Fifteen Million ($15,000,000) and with provisions that will provide coverage for Executive as a director and officer as well as coverage as a former director and officer following any termination of this Agreement.

10. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.



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11. MISCELLANEOUS.

        11.1 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

        11.2 Sections 7 and 8 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.

        11.3 In any action undertaken to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party's reasonable attorneys' fees and expenses, including the costs of enforcing a judgment.

        11.4 The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

        11.5 No amendments to this Agreement will be valid unless written and signed by Executive and the Chief Executive Officer of the Company.

        11.6 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        11.7 This Agreement constitutes the entire agreement between Executive and the Company concerning the subject matter hereof. Other than as expressly set forth herein, no covenants, agreements, representations, or warranties of any kind have been made to any party hereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.




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        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.



Spark Networks plc

By:
    --------------------------------     ---------------------------------------

    Name:                                Joe Y. Shapira
         ---------------------------

     Title:
           -------------------------



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